Exhibit 12
                                                                      ----------

                              Amscan Holdings, Inc.
                       Ratio of earnings to fixed charges
                        (In thousands, except ratio data)

                                                             Years Ended December 31,
                                             ------------------------------------------------------
                                               2002       2001       2000       1999         1998
                                             --------   --------   --------    --------    ---------

Earnings:
Income before taxes and minority interests   $ 27,234   $ 18,793   $ 13,539    $ 17,380     $ 11,604
Add:  fixed charges ......................     26,205     28,355     29,847      29,998       26,313
Deduct: interest capitalized .............                  (981)      (223)
                                             --------     ------   --------    --------     --------

Earnings, as adjusted ....................   $ 53,439   $ 46,167   $ 43,163    $ 47,378     $ 37,917
                                             ========   ========   ========    ========     ========

Computation of fixed charges:
   Interest, expensed and capitalized ....   $ 21,970   $ 25,205   $ 26,834    $ 26,985     $ 23,779
   Interest portion of rent expense ......      4,235      3,150      3,013       3,013        2,534
                                             --------   --------   --------    --------     --------
    Total fixed charges ..................   $ 26,205   $ 28,355   $ 29,847    $ 29,998     $ 26,313
                                             ========   ========   ========    ========     =========


Ratio of earnings to fixed charges                2.0 x      1.6 x      1.5 x       1.6 x         1.4 x